Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of April 23, 2013 (the “Effective Date”), between KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V., a variable capital corporation (sociedad anónima de capital variable) organized under the laws of Mexico (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (the “Trustee”), as trustee under the indenture referred to below.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”) dated as of January 22, 2010, providing for the issuance of 8% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may amend the Indenture;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 10, 2013 (the “Offer to Purchase”), the Company offered to purchase (the “Tender Offer”) all outstanding Notes and solicited consents to the amendments to the Indenture described herein (the “Amendments”);

WHEREAS, Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the Amendments by tendering and not withdrawing their Notes and by delivering the related consents pursuant to the terms of the Offer to Purchase, as evidenced by a certificate of D.F. King & Co., Inc. of even date hereof;

WHEREAS, the Company and the Trustee are entering into this First Supplemental Indenture in order to set forth the Amendments; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Trustee.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

AMENDMENT OF THE INDENTURE

1.01. Amendments to Defined Terms in the Indenture. Any defined term appearing in Section 1.01 of the Indenture, and all references thereto, that is used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Section 1.02 of this First Supplemental Indenture shall be deleted in its entirety from Section 1.01 of the Indenture and from any other section, subsection or provision of the Indenture or the Notes in which such defined term may appear.

1.02. Amendments to the Indenture. Effective as of the Effective Date, the Indenture is amended as set forth herein.

(a) The lead in to the first paragraph of SECTION 3.01 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 3.01 Optional Redemption. The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on or after February 1, 2014 and prior to maturity, upon not less than 3 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s last address as it appears in the Note Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, liquidated damages, if any, and any Additional Amounts (as defined in Section 4.20) to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is at or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing February 1 of the years set forth below:”

(b) SECTION 3.03 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 3.03 Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01 or 3.02, it shall notify the Trustee in writing of the Redemption Date. The Company shall give each notice provided for in this Section 3.03 in an Officers’ Certificate at least 4 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).”

(c) The first paragraph of SECTION 3.06 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 3.06 Notice of Redemption. With respect to any redemption of Notes pursuant to Section 3.01, at least 3 days but not more than 60 days before a Redemption Date, and with respect to any redemption of Notes pursuant to Section 3.02, at least six days before the Redemption Date, the Company shall mail a notice of redemption by first class mail to each Holder whose Notes are to be redeemed.”

(d) The last paragraph of SECTION 3.06 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 4 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.”

(e) Each of the following Sections of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the words “[Eliminated in its entirety]”:

SECTION 4.03 Limitation on Indebtedness.

SECTION 4.04 Limitation on Restricted Payments.

SECTION 4.05 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

SECTION 4.06 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

SECTION 4.07 Limitation on Issuances of Guarantees by Restricted Subsidiaries.

SECTION 4.08 Limitation on Transactions with Stockholders and Affiliates.

SECTION 4.09 Limitation on Liens.

SECTION 4.10 Limitation on Sale-Leaseback Transactions.

SECTION 4.13 Existence.

SECTION 4.14 Payment of Taxes and Other Claims.

SECTION 4.15 Maintenance of Properties and Insurance.

SECTION 4.16 Notice of Defaults.

SECTION 4.19 Waiver of Stay, Extension or Usury Laws.

SECTION 4.21 Comisión Nacional Bancaria y de Valores.

(f) SECTION 4.17 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 4.17 Compliance Certificates. The Company shall comply with Section 314(a)(4) of the TIA to the extent applicable.”

(g) SECTION 4.18 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 4.18 Commission Reports and Reports to Holders. The Company shall comply with Section 314(a) of the TIA to the extent applicable.”

(h) SECTION 5.01 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 5.01 When Company May Merge, Etc. The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of Mexico (including, without limitation, a sociedad responsabilidad limitada), the United States of America or any jurisdiction of either such country and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under this Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.”

(i) Each of SECTIONS 6.01(d), (e), (g), (h), (i) and (j) of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the words “[Eliminated in its entirety]”.

(j) Each of SECTIONS 8.02(C), (D) and (E) of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the words “[Eliminated in its entirety]”.

(k) The lead in to the first paragraph of SECTION 8.03 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 8.03 Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in Sections 4.11 and 4.12, in each case with respect to the outstanding Notes, if:”

(l) Each of SECTIONS 8.03(iii), (iv) and (v) of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the words “[Eliminated in its entirety]”.

(m) SECTION 9.03 of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the following:

“SECTION 9.03 Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses (i) through (iv) of Section 9.02. In case of an amendment or waiver of the type described in clauses (i) through (iv) of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.”

ARTICLE II

MISCELLANEOUS

2.01. Ratification of Indenture, Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby, and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Company and the Trustee, and the Holders of the Notes shall thereafter be determined, exercised and enforced thereunder, subject in all respects to such modifications and amendments, and all the terms and conditions of this First Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture and the Notes theretofore issued for any and all purposes.

2.02. Governing Law; Submission to Jurisdiction; Agent for Service. This First Supplemental Indenture will be governed by the laws of the State of New York. Each of the parties hereto hereby submits to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with this First Supplemental Indenture, and the Company hereby waives any objection which it may now have or hereafter have to the laying of venue of any such action or proceeding and any right to which it may be entitled on account of place of residence or domicile.

2.03. Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

2.04. Severability Clause. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.05. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

2.06. Definitions, Effect of Headings. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture. The section headings herein are for convenience only and shall not effect the construction thereof.

2.07. Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall become effective upon execution hereof by all parties hereto. All of the provisions of this First Supplemental Indenture other than Article I hereof will become operative on, and simultaneously with, the time that this First Supplemental Indenture becomes effective. Article I of this First Supplemental Indenture will become operative upon, and simultaneously with, and shall have no force or effect prior to the purchase by the Company (the “Purchase Date”) of a majority in aggregate principal amount of Notes then outstanding pursuant to the Tender Offer.

2.08. Termination. Prior to the Purchase Date, the Company may terminate this First Supplemental Indenture upon written notice to the Trustee.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.

By:	/s/ Michael W. Upchurch
	Name:	Michael W. Upchurch
	Title:	Chief Financial Officer and Attorney-in-fact

By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	Treasurer and Attorney-in-fact

Signature Page – KCSM First Supplemental Indenture – 8% Senior Notes

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kathy L. Mitchell
	Name:	Kathy L. Mitchell
	Title:	Vice President

Signature Page – KCSM First Supplemental Indenture – 8% Senior Notes